                                 Exhibit 99.4(vii)
                        Right of First Refusal Agreement

                             RIGHT OF FIRST REFUSAL

         THIS AGREEMENT made as of the 4th day of May, 1999.

B E T W E E N :

                        MICRA SOUNDCARDS INC., a corporation
                        duly incorporated under the laws of the Province of Ontario

                        (hereinafter referred to as "Micra")

                                                         OF THE FIRST PART


                        - and -


                        THE M2000 GROUP INC., a corporation duly incorporated under the laws of the Province of Ontario

                        (hereinafter referred to as "M2000")

                                                              OF THE SECOND PART


         WHEREAS M2000 has granted to Micra the right to purchase for cancellation certain common shares of Micra pursuant to a memorandum of agreement dated December 3, 1997 and amended and restated as of May 4, 1999 (the "Option Agreement");

         AND WHEREAS it was a condition of the execution and delivery of the Option Agreement that Micra and M2000 enter into this Agreement;

         NOW THEREFORE THIS MEMORANDUM OF AGREEMENT WITNESSETH THAT in consideration of these premises and the sum of $1.00 in lawful money of Canada now paid by M2000 to Micra (the receipt and sufficiency of which is hereby acknowledged), it is hereby covenanted, agreed and declared as follows:

1. For and throughout the period commencing on the date hereof and expiring at 5:00 p.m. (Toronto time) on September 27, 2002 (the "Term"), Micra shall not purchase or agree to purchase any art, film or printing supplies or services (collectively, the "Products and Services") from any third party (a "Third Party") unless and until it shall have given M2000 the right of first refusal to provide such Products and Services, pursuant to and in accordance with the provisions of this Memorandum of Agreement. If, at any time during the Term, Micra requires Products or Services, Micra shall request and obtain quotes for such Products and Services from M2000 and from such other bona fide Third Parties as Micra deems appropriate. In the event that any quote received from a bona fide Third Party (a "Third Party Quote") is more favourable to Micra than the quote provided by M2000 having regard to quality, quantity, delivery requirements and other relevant factors, Micra shall forthwith notify M2000 and provide M2000 with a copy of the Third Party Quote and an opportunity to issue a new quote (the "Revised M2000 Quote") on the same or more favourable terms to Micra than the Third Party Quote. If M2000 issues a Revised M2000 Quote, Micra hereby agrees to accept the Revised M2000 Quote and issue a purchase order to M2000 on the terms and conditions specified in the Revised M2000 Quote. In the event that M2000 does not wish to or is unable to match the Third Party Quote, Micra shall be free to issue a purchase order invoice for such Products and Services to such Third Party, provided that Micra shall provide M2000 with finished examples of the Products and Services and a copy of the Third Party's invoices forthwith upon completion of the order by the Third Party. If, for any reason, the Products and Services supplied by such Third Party and the invoices therefore do not correspond to or match the Third Party Quote in any material manner, then Micra shall compensate M2000 in full for the value of the Revised M2000 Quote or the initial quote of M2000 (as the case may be) as though M2000 had provided the Products and Services. The provisions of this section 1 shall only apply for so long as Dale Newman remains a director of M2000.

2. Any notice required or permitted hereunder to be given shall be given by personal delivery or facsimile communication, to the respective parties at the addresses set forth below or at such other addresses as the parties may designate in writing from time to time:


         Micra:            Micra Soundcards Inc.
                           135 West Beaver Creek Road
                           Richmond Hill, Ontario
                           L4B 1C6

                           Attention:       Dieter Doederlein
                           Fax:             (905) 889-4124

         M2000:            M2000 Group Inc.
                           135 West Beaver Creek Road
                           Richmond Hill, Ontario
                           L4B 1C6

                           Attention:       Dale Newman
                           Fax:             (905) 889-4124

         Any notice, direction or other instrument aforesaid if delivered or if sent by facsimile shall be deemed to have been given or made on the date on which it was delivered or sent by facsimile, Saturdays, Sundays and statutory holidays excepted. Any of the parties may change its address for service from time to time by written notice in accordance with the foregoing.

3. This Memorandum of Agreement shall enure to the benefit of and be binding upon the parties and their respective heirs, executors and administrators, successors and assigns.

4. The parties agree that they each will execute or cause to be executed and delivered all such further and other documents and assurances, and to cause to be done all such further acts and things as may be reasonably necessary or desirable to carry out this Memorandum of Agreement according to its true intent.

5. This Memorandum of Agreement may be executed by the parties hereto in separate counterparts each of which when so executed and delivered shall be an original but all such counterparts shall together constitute one and the same instrument.

6. This Memorandum of Agreement may be delivered by facsimile transmission.



7. This Memorandum of Agreement shall be governed by and construed in accordance with the laws of Ontario and the federal laws of Canada applicable therein.


         IN WITNESS WHEREOF this Memorandum of Agreement has been executed by the parties hereto as of the 4th day of May, 1999.

                                      MICRA SOUNDCARDS INC.
                                      Per: (signed) "Dieter Doederlein"
                                           ---------------------------------

                                      THE M2000 GROUP INC.
                                      Per: (signed) "Dale Newman"
                                           ---------------------------------